Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 8, 2021 (except for Note 2, as to which the date is May 3, 2021), with respect to the consolidated financial statements of Micromidas, Inc. dba Origin Materials contained in the Final Prospectus, filed on July 30, 2021, relating to the Registration Statement on Form S-1, as amended (File No. 333-257931), which is incorporated by reference in this Registration Statement on Form S-8. We consent to the incorporation by reference of the aforementioned report in this Registration Statement on Form S-8.

/s/ GRANT THORNTON LLP

San Jose, California
August 30, 2021